U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  May 11, 2011

TEMPCO, INC.

(Name of Small Business Issuer as Specified in Its Charter)

Nevada	001-10320	13-3465289
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

7625 East Via Del Reposo

Scottsdale, AZ 85258

(Address of principal executive offices)

(480) 272-8745

(Issuer’s telephone number)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Mr. Stanley L. Schloz resigned as a Director and President of the Company on May 11, 2011, to take effect immediately. Mr. Schloz expressed no disagreement with the Company on any matter relating to the Company’s operations, policies or practices, and no such disagreement between Mr. Schloz and the Company is known to any executive officer of the Company. Effective as of the same date, Mr. Fred Burstein, a director of the Company, was elected President and Chief Executive Officer of the Company. Mr. Burstein’s background and other relationships with the Company are described in the Company’s Reports filed pursuant to the Securities Exchange Act of 1934, as amended, which information is incorporated by reference herein.

In addition, Mr. Anthony Silverman was elected as a Director of the Company on May 11, 2011, to fill an existing vacancy on the Board of Directors. He was also elected as Chief Financial Officer. Mr. Silverman previously served as a Director of the Company from February 4, 2008 until he resigned on September 30, 2009. He is the holder, together with his affiliates, of 1,882,640 shares of the common stock of the Company, or approximately 16.4% of the Company's outstanding common stock. He is also the President and a Director of Oncologix Tech, Inc., a registered company trading under the symbol OCLG.PK. He was the Founder, Chairman and Chief Executive Officer of Paradise Valley Securities, a registered securities broker-dealer, from 1987 to 1999. For most of his 30-year career in the securities business, Mr. Silverman concentrated in transactions for the financing of micro-cap and small-cap companies. He now primarily manages his personal investments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 16, 2011	Tempco, Inc.

By: /s/ Fred Burstein
Fred Burstein, President and Chief Executive Officer